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Exhibit 10.35.5


                               AMENDMENT NO. 5 TO
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
              FOR OFFICERS OF NORTHEAST UTILITIES SYSTEM COMPANIES


The Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies, as amended, is further amended, effective November 1, 2001, as follows:

A.   Article I is amended to read in its entirety as follows:

     The purpose of this Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the "Plan") is to provide certain executives with (i) the benefits that would have been provided to them under the Northeast Utilities Service Company Retirement Plan (the "Retirement Plan") if compensation and benefits were not subject to the limitations imposed by Sections 401(a)(17)and 415 of the Code and if certain awards to Participants under the Northeast Utilities' executive incentive plans (including the Northeast Utilities Executive Incentive Compensation Program (the "EICP"), and the Northeast Utilities Executive Incentive Plan (the "EIP Incentive Plan"), and the Northeast Utilities Incentive Plan (the "IP") and other similar plans which may be adopted from time to time, each an "Incentive Plan" and in the aggregate, "Incentive Plans") were included in the benefit calculations under the Retirement Plan, and (ii) a supplemental retirement benefit in addition to the retirement benefit provided under the Retirement Plan and the benefits described in clause (i) above. The Plan is not intended to meet the qualification requirements of Section 401 of the Code.

B. The definition of "Committee" is amended to read in its entirety as follows:

     "Committee" shall mean the Compensation Committee that has been established by the Board, or any subsequent committee of the Board that has primary responsibility for compensation policies. In the absence of such a committee, "Committee" shall mean the Board or any committee of the Board designated by the Board to perform the functions of the Committee under the Plan.

C. The definition of Compensation is amended to read in its entirety as follows:

     "Compensation" shall have the same meaning as provided in the Retirement Plan, but shall also include amounts disregarded pursuant to Section 401(a)(17) of the Code, amounts (included in Compensation as earned) receipt of which is deferred by a Participant pursuant to a plan or agreement which is not qualified under the Code, and, for any period in question, awards under the EICP and the Incentive Plans to


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the extent made with respect to performance during such period, each such award to be allocated on a pro rata basis to each of the calendar months in the period to which it relates. Effective November 1, 2001, Long-Term Incentive Compensation Awards made under Incentive Plans after November 1, 2001 shall not be included in Compensation for purposes of this Plan, except that each individual who was a Participant prior to November 1, 2001 shall have credited to his or her Compensation in February each year while a Participant, in the same manner as such amount was credited in 2001, the "target" value of the stock option grants made to such Participant in February, 2001. For purposes of computing the value of a Participant's awards under the EICP and the Incentive Plans, awards made in common shares of Northeast Utilities shall be valued by multiplying the per share New York Stock Exchange closing price on the date the award is approved by the Board by the number of shares awarded to such Participant. Notwithstanding the foregoing, if a Participant may become entitled to receive an award or awards under the EICP or the Incentive Plans, and if the amount of such award(s), if any, will be determined after the date on which the Participant's Credited Service ends, then a provisional calculation of the Participant's Compensation during the period to which such award(s) relates (hereinafter the "Provisional Calculation") shall be made on or before the date the Participant's Credited Service ends, and benefits payable to the Participant under this Plan shall be based upon the Participant's Compensation as determined under the Provisional Calculation until such calculation is replaced as hereinafter provided. A Participant's Compensation shall be determined under the Provisional Calculation by including the entire target amount of any award to the Participant under the EICP and the Incentive Plans as Compensation in the manner described in the first two sentences of this definition in the calendar month in which such award is paid to the Participant. The Provisional Calculation shall be replaced by a permanent calculation of Compensation (hereinafter the "Permanent Calculation") at the earliest possible date at which the amount of all awards that the Participant may become entitled to receive under the EICP and the Incentive Plans has been determined, and as of such date the Participant's benefit under this Plan shall be recalculated and thereafter paid based upon the Participant's Compensation as determined under the Permanent Calculation. The Permanent Calculation of a Participant's Compensation shall be determined by including as Compensation the amount of awards, if any, to the Participant under the EICP and the Incentive Plans that are determined after the date on which the Participant's Credited Service ends in the manner described in the first two sentences of this definition. If the amount of the Participant's benefit under this Plan as determined under the Permanent Calculation is greater than the amount of such benefit as determined under the Provisional Calculation, then the Employer shall make a lump sum payment to the Participant within 30 days following the date on which the Permanent Calculation is determined equal to the difference between (i) the sum of the benefit payment(s) that would have been made to the Participant hereunder from the date such payment(s) commenced until the date on which the Permanent Calculation was determined if such benefit(s) had been calculated based on the Participant's Compensation as determined under the Permanent Calculation, and (ii) the actual benefit payment(s) made to the Participant hereunder for such period. If the amount of the


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Participant's benefit under this Plan as determined under the Permanent
Calculation is less than the amount of such benefit as determined under the Provisional Calculation, then each of the Participant's benefit payments after the date on which the Permanent Calculation is determined shall be reduced by the amount that each benefit payment determined under the Provisional Calculation exceeded the benefit payment that would have been made under the Permanent Calculation until such time as the total amount of said reductions equals the difference between (i) the actual benefit payment(s) made to the Participant hereunder from the date such payment(s) commenced until the date on which the Permanent Calculation was determined, and (ii) the sum of such benefit payment(s) that the Participant would have received hereunder for such period if such benefit had been calculated based on the Participant's Compensation as determined under the Permanent Calculation.

D.   New definitions are added to Article II to read as follows:

     "Incentive Plan" or "Incentive Plans" shall have the meaning given such terms in Article I.

     "Long Term Incentive Compensation Awards" shall mean those awards under Incentive Plans which are intended to reward performance over a performance period of more than one year, including (a) performance units, restricted stock and similar awards, whether in cash or shares, which by their terms do not vest within a year from the grant date and (b) stock options and stock appreciation rights. Annual bonus amounts payable in forms other than cash shall not be considered Long Term Incentive Compensation Awards for purposes of this Plan.


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